                                                                    EXHIBIT 10.7

                       AMENDMENT AND SETTLEMENT AGREEMENT

        This AMENDMENT AND SETTLEMENT AGREEMENT (this "AGREEMENT") is made and entered into as of February 12, 2004, by and among WellCare Holdings, LLC, a Delaware limited liability company ("PARENT"); WellCare Health Plans, Inc., a Delaware corporation f/k/a WellCare Acquisition Company ("WELLCARE"); and Kiran
C. Patel, Pallavi Patel, Pradip C. Patel, Swati Patel, Rupesh Shah and Nita Shah (each, a "STOCKHOLDER" and collectively, the "STOCKHOLDERS"). Parent, WellCare and the Stockholders are sometimes referred to in this Agreement individually as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

        A. Parent, WellCare and the Stockholders are parties to that certain Purchase Agreement, dated as of May 17, 2002 (the "PURCHASE AGREEMENT"), pursuant to which WellCare acquired all of the outstanding equity securities of Well Care HMO, Inc., a Florida corporation, HealthEase of Florida, Inc., a Florida corporation, Comprehensive Health Management, Inc., a Florida corporation, and Comprehensive Health Management of Florida, L.C., a Florida limited liability company.

        B. The purchase price payable under the Purchase Agreement (the "PURCHASE PRICE") is subject to adjustment as set forth therein (including Exhibit A thereto).

        C. A portion of the Purchase Price was paid by issuance of that certain Senior Subordinated Non-Negotiable Promissory Note dated July 31, 2002, in the original principal amount of $53,000,000, issued by WellCare to Kiran C. Patel, as Stockholder Representative on behalf of the Stockholders (the "STOCKHOLDER REPRESENTATIVE"), as amended by that certain Amendment No. 1 to Senior Subordinated Non-Negotiable Promissory Note dated April 18, 2003 (as so amended, the "ORIGINAL NOTE"), the principal amount of which Original Note is subject to adjustment based on adjustments to the Purchase Price under the Purchase Agreement.

        D. The obligations of WellCare under the Original Note are secured by a pledge of a portion of the capital stock of WellCare, as set forth in that certain Pledge Agreement, dated as of July 31, 2002 (the "PLEDGE AGREEMENT"), between Parent and the Stockholder Representative.

        E. On September 15, 2003, WellCare delivered to the Stockholder Representative (i) WellCare's Good Faith Estimate of the First Purchase Price Adjustment pursuant to the terms of the Purchase Agreement, and (ii) the First Payment Amount (as such term is defined in the Original Note) under the Original Note, as calculated based upon such Good Faith Estimate of the First Purchase Price Adjustment.

        F. On October 20, 2003, the Stockholder Representative delivered to WellCare the Stockholders' written notice of detailed objections to WellCare's Good Faith Estimate of the First Purchase Price Adjustment pursuant to the terms of the Purchase Agreement.

        G. WellCare and the Stockholders desire to resolve all disputes that have arisen between them regarding the calculation of the First Purchase Price Adjustment and the First Payment Amount.

        NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), intending to be legally bound, the Parties agree as follows:

        1. Definitions. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

        2. Settlement of Purchase Price Adjustments and Satisfaction of Obligations.


           (a) The Parties stipulate and agree that the aggregate amount of the First Purchase Price Adjustment shall be deemed to be $93,388,806. The Parties further agree that (i) no further adjustments to the Purchase Price shall be made pursuant to the Purchase Agreement (including, without limitation, Exhibit A thereto), (ii) from and after the date hereof, Exhibit A to the Purchase Agreement shall be of no further force or effect, and (iii) the amount specified in the preceding sentence shall be the Final Purchase Price Adjustment for all purposes under the Purchase Agreement and this Agreement.

           (b) Upon the execution of this Agreement by each of the Parties, WellCare shall pay to the Stockholder Representative, on behalf of the Stockholders, the sum of $5,000,000, of which $1,502,482 represents all interest payable under the Original Note through and including December 15, 2003, based upon the Final Purchase Price Adjustment set forth above, and the remainder represents a payment of additional principal under the Original Note. Within three Business Days following the date of this Agreement, WellCare shall pay to the Seller Representative, on behalf of the Stockholders, the amount of any interest payable under the Seller Note on account of the period from December 16, 2003 through the date hereof.

           (c) The Stockholders acknowledge and agree that the issuance of the Replacement Note pursuant hereto, together with the payment described in Section 2(b) above and assuming WellCare's full compliance with its obligations under the Replacement Note, shall fully discharge and satisfy all obligations of WellCare with respect to the Purchase Price under the Purchase Agreement.

        3. Amendment and Replacement of Original Note. Simultaneously with the execution and delivery of this Agreement, WellCare and the Stockholder Representative shall execute and deliver an Amended and Restated Senior Subordinated Non-Negotiable Promissory Note in the form attached hereto as Exhibit A (the "REPLACEMENT NOTE"). As set forth therein, the Replacement Note modifies the payment schedule set forth in, and otherwise supercedes and replaces in its entirety, the Original Note, which the Stockholder Representative shall deliver to WellCare for cancellation upon the execution of this Agreement, at which time the Original Note shall be rendered null and void and of no further force or effect.

        4. Amendment of Pledge Agreement; Release of Pledged Shares.


           (a) The Pledge Agreement is hereby amended as follows:

               (i) All references in the Pledge Agreement to the "Note" shall be deemed to refer to the Replacement Note.

               (ii) The definition of "Pledged Shares" set forth in Section 1(b) of the Pledge Agreement is hereby deleted in its entirety and replaced with the following:

               ""Pledged Shares" means (i) until the date that Buyer makes the September 2004 Principal Payment under the Note, all of the issued and outstanding capital stock of Buyer, and (ii) from and after the date that Buyer makes the September 2004 Principal Payment under the Note and continuing until the termination of this Agreement pursuant to Section 19, 51% of the issued and outstanding capital stock of Buyer."

               (iii) When used in the Pledge Agreement (as amended hereby) or this Agreement, the term "SEPTEMBER 2004 PRINCIPAL PAYMENT" shall mean either
(A) the payment of principal due on September 15, 2004 under the Replacement Note, or (B) if a Qualified IPO (as such term is defined in the Replacement
Note) shall be consummated on or prior to August 15, 2004, the $35,000,000 payment of principal due within 30 days following the consummation of such Qualified IPO under the Replacement Note. All references in the Pledge Agreement to the payment of the "First Payment Amount" shall be deemed to refer to the payment of the September 2004 Principal Payment, and all references in the Pledge Agreement to the payment of the Second Payment Amount are hereby deleted.

           (b) Upon the payment by WellCare of the September 2004 Principal Payment, the Stockholder Representative shall execute and deliver to WellCare an instruction letter, in the form attached hereto as Exhibit B, to the Escrow Agent (as such term is defined in the Escrow Agreement, dated as of July 31, 2002 (the "ESCROW AGREEMENT"), among the Parent, the Stockholder Representative and National City Bank), directing the Escrow Agent to release from escrow 49% of the Pledged Shares (as such term is defined in the Pledge Agreement and in the Escrow Agreement).

           (c) From and after the date hereof, all references in the Escrow Agreement to the Pledge Agreement shall be deemed to refer to the Pledge Agreement as amended hereby.

        5. Other Amendments to Purchase Agreement. The indemnification provisions set forth in Article 9 of the Purchase Agreement are hereby amended as follows:

           (a) The Buyer Indemnification Threshold and the Seller Indemnification Threshold are each hereby increased to $2,000,000, and the Stockholder Indemnification Cap and the Buyer Indemnification Cap are each hereby decreased to $12,000,000; provided that the Stockholder Indemnification Cap, as so amended, shall automatically be increased by the amount, if any, by which (i) the aggregate amount of any and all Indemnifiable Losses paid or incurred pursuant to Sections 9.2(a) and 9.2(e) of the Purchase Agreement by the Buyer Indemnifiable Parties with respect to the Third Party Claim entitled E.S. Thomas and Associates, Inc. vs. Well Care HMO, Inc., et al., Case No. 01-001408, or any other Third Party Claim brought by the same plaintiff (or any Affiliate of such plaintiff) based on substantially the same facts or circumstances as those underlying such action (collectively, the "E.S. THOMAS CLAIM," and any such Indemnifiable Losses, the "E.S. THOMAS LOSSES") exceeds (ii) $2,000,000; provided, further, that in no event shall the amount of such increase exceed $25,000,000 and in no event shall the Stockholder Indemnification Cap exceed $37,000,000.

           (b) Solely for purposes of determining the final amount of the Stockholder Indemnification Cap for purposes hereunder based upon any adjustments thereto as a result of E.S. Thomas Losses (it being understood that the Buyer Indemnified Parties shall be entitled to recover the full amount of the E.S. Thomas Losses, if any, subject to the limitations described in Section 5(a) above, as and when such E.S. Thomas Losses are paid and/or incurred in accordance with the applicable provisions of the Purchase Agreement), within 30 days after the final resolution of the E.S. Thomas Claim, WellCare shall give written notice to the Stockholder Representative (the "CAP DETERMINATION NOTICE") of the total amount of the E.S. Thomas Losses (with reasonable detail and supporting documentation of such amount) and the applicable increase, if any, to the Stockholder Indemnification Cap. If within 30 days after delivery to the Stockholder Representative of the Cap Determination Notice, the Stockholder Representative shall not have given written notice to WellCare of any objections to the increase, if any, to the Stockholder Indemnification Cap set forth in the Cap Determination Notice, then the amount of such increase to the Stockholder Indemnification Cap shall be final and binding upon the parties. If within such 30 day period the Stockholder Representative shall give WellCare written notice setting forth, in reasonable detail, any objections to the amount of the increase, if any, to the Stockholder Indemnification Cap as set forth in the Cap Determination Notice, then WellCare and the Stockholder Representative shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

           (c) Notwithstanding any other provision in the Purchase Agreement to the contrary, the Buyer Indemnified Parties shall be entitled to recover Indemnifiable Losses (including the E.S. Thomas Losses) under the Purchase Agreement only to the extent that the aggregate amount of such Indemnifiable Losses exceeds the Buyer Indemnification Threshold, as amended hereby, in which case the Buyer Indemnified Parties shall be entitled to the full amount of all Indemnifiable Losses in excess of the Buyer Indemnification Threshold up to the amount of the Stockholder Indemnification Cap, as amended hereby. Notwithstanding any other provision in the Purchase Agreement to the contrary, the Seller Indemnified Parties shall be entitled to recover Indemnifiable Losses under the Purchase Agreement only to the extent that the aggregate amount of such Indemnifiable Losses exceeds the Seller Indemnification Threshold, as amended hereby, in which case the Seller Indemnified Parties shall be entitled to the full amount of all Indemnifiable Losses in excess of the Seller Indemnification Threshold up to the Buyer Indemnification Cap, as amended hereby. For the avoidance of doubt, (i) the aggregate amount of Indemnifiable Losses which the Buyer Indemnified Parties shall be entitled to recover shall be
(A) $10,000,000 plus (B) the amount, if any (up to a maximum of $25,000,000), by which the E.S. Thomas Losses exceed $2,000,000, and (ii) the aggregate amount of Indemnifiable Losses which the Seller Indemnified Parties shall be entitled to recover shall be $10,000,000. Notwithstanding the foregoing, (i) the Buyer Indemnification Threshold shall not be applicable to , and the Buyer Indemnified Parties shall be entitled to indemnification on account of, any and all Indemnifiable Losses arising out of or relating to, the matters specified in clauses (ii), (v) and (vi) of the first sentence of Section 9.2(a) of the Purchase Agreement, and (ii) the Seller Indemnification Threshold shall not be applicable to, and the Seller Indemnified Parties shall be entitled to indemnification on account of, any and all Indemnifiable Losses arising out of or relating to, the matters specified in clauses (ii) and (iii) of the first sentence of Section 9.2(b) of the Purchase Agreement. For the avoidance of doubt, the Parties' respective rights with respect to any Indemnifiable Losses asserted prior to the date hereof shall not be impaired, and any such Indemnifiable Losses shall be included in determining if and when the Buyer Indemnification Threshold or the Seller Indemnification Threshold, as applicable (as amended hereby), has been exceeded; provided, however, that the Buyer Indemnified Parties shall not be entitled to assert or recover any Indemnifiable Losses with respect to any Liability for severance payments made or required to be made to Ragini Ravel, Kirit Shah, Dr. Jayant Patel and Sally Dorfman, and no such Indemnifiable Losses shall be included in determining if and when the Buyer Indemnification Threshold (as amended hereby), has been exceeded.

           (d) The Buyer Indemnified Parties shall not be entitled to assert an Indemnifiable Loss against the Stockholders if such Indemnifiable Loss arises from a Liability to a healthcare provider for payment of medical claims, or for failure to pay medical claims on a timely basis, for dates of service prior to the Closing Date.

        6. Release.

           (a) Each of the Stockholders, on behalf of himself or herself and his or her agents, attorneys, heirs, administrators, executors, assigns and other representatives, and anyone acting or claiming on his, her or their joint or several behalf (each, a "SELLER PARTY" and collectively, the "SELLER PARTIES"), hereby releases, waives, acquits, forever discharges, and covenants never to sue WellCare or Parent, their respective divisions, affiliates, subsidiaries, parent corporation(s) and related entities, and all of such entities' respective past or present employees, officers, directors, stockholders, partners, trustees, fiduciaries, administrators, insurers, investors, executives, managers, agents, attorneys, representatives, predecessors, successors and assigns, and anyone acting on their joint or several behalf (collectively, the "WELLCARE RELEASEES"), from any and all claims, actions, causes of action, demands, damages, suits, costs, expenses, liabilities or other losses, of any kind whatsoever, whether known or unknown, foreseen or unforeseen, direct or consequential, legal or equitable, matured or unmatured, under any theory in contract, tort or otherwise, which such Seller Party has or hereafter can, shall or may have in any way arising from, growing out of, or related to (a) the calculation of the Purchase Price Adjustments or the initial principal amount of the Replacement Note, (b) any payment made under the Original Note or (c) the obligations of WellCare to pay the Purchase Price (other than WellCare's obligations to make payments under the Replacement Note).

           (b) WellCare, on behalf of itself and its affiliates, and their respective agents, attorneys, assigns and other representatives, and anyone acting or claiming on its or their joint or several behalf (each, a "WELLCARE PARTY" and collectively, the "WELLCARE PARTIES"), hereby releases, waives, acquits, forever discharges, and covenants never to sue the Seller Parties from any and all claims, actions, causes of action, demands, damages, suits, costs, expenses, liabilities or other losses, of any kind whatsoever, whether known or unknown, foreseen or unforeseen, direct or consequential, legal or equitable, matured or unmatured, under any theory in contract, tort or otherwise, which such WellCare Party has or hereafter can, shall or may have in any way arising from, growing out of, or related to the calculation of the Purchase Price Adjustments or the initial principal amount of the Replacement Note.

        7. Change in Facts. The Parties acknowledge that the facts with respect to which this Agreement entered into may turn out to be other than or different from the facts now known to each Party or believed by such Party to be true, and each Party therefore expressly assumes the risk of the facts turning out to be other than or different from such known or believed facts, and agrees that this Agreement shall be in all respects effective and binding despite any such difference.

        8. No Admission of Wrongful Conduct. Each of the Stockholders hereby acknowledges and agrees that, by WellCare entering into this Agreement, neither WellCare nor any of the other WellCare Releasees are admitting any unlawful or otherwise wrongful conduct or liability of any kind. This Agreement will not be offered by or be admissible as evidence against WellCare or any other WellCare Releasee, nor will it be cited or referred to by any Stockholder or any other Seller Party in any action or proceeding except an action to enforce this Agreement. In any action to enforce this Agreement in which this Agreement is admitted into evidence or otherwise considered, this Agreement will not constitute an admission by WellCare or any other WellCare Releasee or a waiver of any claims or defenses WellCare or any other WellCare Releasee may assert.

        9. Representations and Warranties.

           (a) Each of the Stockholders hereby represents and warrants to WellCare that (i) no other person or entity has or has had any interest in the claims, demands or obligations referred to in this Agreement, (ii) such Stockholder is under no obligation or restriction that would in any way interfere or conflict with his or her performance hereunder, (iii) such Stockholder does not presently have on file any claims, charges, grievances or complaints against WellCare or any of the other WellCare Releasees in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by WellCare or any of the other WellCare Releasees occurring prior to the date hereof, and (iv) the execution and delivery of this Agreement and/or the Replacement Note by such Stockholder will not result in a violation or breach of, or constitute (with or without the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, any Credit Agreement, note or any other contract or agreement between any lender or any other Person, including Bank of America, N.A., and any Stockholder.

           (b) Each of Parent and WellCare hereby represents and warrants to each Stockholder that (i) no other person or entity has or has had any interest in the claims, demands or obligations referred to in this Agreement, (ii) such Party is under no obligation or restriction that would in any way interfere or conflict with its performance hereunder, (iii) such Party does not presently have on file any claims, charges, grievances or complaints against any Stockholder or any of the other Seller Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by any Stockholder or any of the other Seller Parties occurring prior to the date hereof, and (iv) subject to the receipt of consents from Bank of America and GSC Partners, the execution and delivery of this Agreement and/or the Replacement Note by such Party will not result in a violation or breach of, or constitute (with or without the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, any Credit Agreement, note or any other contract or agreement between any lender or any other Person.

        10. Confidentiality. Each of the Parties hereby agrees to keep the terms of this Agreement confidential; provided, however, that the foregoing shall not prevent or restrict any disclosure (a) to such Party's professional advisors, financing sources or prospective financing sources, (b) which is required by order of court or Governmental or Regulatory Authority with subpoena powers (provided that the Party subject thereto shall have provided the other Parties with prior notice of such order and an opportunity to object or seek a protective order and take any other available action), (c) in the course of any Action or Proceeding between any of the Parties hereto or (d) by WellCare or any of its affiliates to the extent required or desirable under applicable Law or the rules of any stock exchange.

        11. Entire Agreement; Modification. This Agreement and the Exhibits hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be amended or modified only by an instrument in writing duly executed by the Parties.

        12. Purchase Agreement and Pledge Agreement Effective. Except as otherwise specifically set forth in this Agreement, all provisions of the Purchase Agreement and the Pledge Agreement which are not in conflict with the terms of this Agreement shall remain in full force and effect.

        13. Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        14. Binding Effect. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

        15. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        16. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

        17. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

        18. Jurisdiction; Venue. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Florida state or federal court sitting in the City of Tampa, Florida, and each Party hereby irrevocably accepts and consents to the exclusive personal jurisdiction of those courts for such purpose. In addition, each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in any state or federal court sitting in the city of Tampa, Florida and further irrevocably waives any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

        19. Waiver of Jury Trial. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

        20. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

  WellCare Health Plans, Inc.                    WellCare Holdings, LLC


  By:   /s/ Todd S. Farha                        By: /s/ Todd S. Farha
       ------------------------------------         ---------------------------------------------
       Todd Farha                                        Todd Farha
       President and Chief Executive Officer             President and Chief Executive Officer

                                         STOCKHOLDERS


   /s/ Kiran C. Patel                             /s/ Pallavi Patel
  --------------------------------------------   ------------------------------------------------
        Kiran C. Patel                                Pallavi Patel

   /s/ Pradip C. Patel                            /s/ Swati Patel
  --------------------------------------------   ------------------------------------------------
        Pradip C. Patel                               Swati Patel

   /s/ Rupesh Shah                                /s/ Nita Shah
  --------------------------------------------   ------------------------------------------------
        Rupesh Shah                                   Nita Shah